SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                   ________
                                 SCHEDULE 13D
                               (Amendment No. 1)

                    Under the Securities Exchange Act of 1934

                            Corporate Express, Inc.
                               (Name of Issuer)

                         Common Stock, Par Value $0.0002
                         (Title of Class of Securities)
                                   219888104

                                 (CUSIP Number)

            Martin E. Franklin                Peter A. Hochfelder
            c/o Marlin Management, L.L.C.     c/o Brahman Management, L.L.C.
            555 Theodore Fremd Avenue         277 Park Avenue, 26th Floor
            Suite B-302                       New York, New York 10172
            Rye, New York 10580                    (212) 941-1400
              (914) 967-9400

                   (Name, address and telephone number of person
                  authorized to receive notices and communications)

                                January 20, 1999
               (Date of event which requires filing of this statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box [ ].

      NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13(d)-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No.  219888104                                        Page 2 of 23 Pages

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Brahman Partners II, L.P.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A    (a) [x]
               GROUP*                                        (b) [ ]

      3        SEC USE ONLY

      4        SOURCE OF FUNDS*
                    WC

      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS      [ ]
               IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

      6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware

  NUMBER OF     7   SOLE VOTING POWER
   SHARES            0

BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY EACH        771,400

                9   SOLE DISPOSITIVE POWER
  REPORTING          0
   PERSON
    WITH       10   SHARED DISPOSITIVE POWER
                     771,400

     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                     771,400

     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)     [ ]
               EXCLUDES CERTAIN SHARES*

     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
               (11)
                     0.7%

     14        TYPE OF REPORTING PERSON*
                    PN

SCHEDULE 13D

CUSIP No.  219888104                                        Page 3 of 23 Pages

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Brahman Institutional Partners, L.P.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A    (a) [x]
               GROUP*                                        (b) [ ]

      3        SEC USE ONLY

      4        SOURCE OF FUNDS*
                    WC

      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS      [ ]
               IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

      6        CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware

  NUMBER OF     7   SOLE VOTING POWER
   SHARES            0

BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY EACH        2,813,740

                9   SOLE DISPOSITIVE POWER
  REPORTING          0
   PERSON
    WITH       10   SHARED DISPOSITIVE POWER
                     2,813,740

     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                     2,813,740

     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)     [ ]
               EXCLUDES CERTAIN SHARES*

     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
               (11)
                     2.7%

     14        TYPE OF REPORTING PERSON*
                    PN

SCHEDULE 13D

CUSIP No.  219888104                                        Page 4 of 23 Pages

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    BY Partners, L.P.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A    (a) [x]
               GROUP*                                        (b) [ ]

      3        SEC USE ONLY

      4        SOURCE OF FUNDS*
                    WC

      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS      [ ]
               IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

      6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware

  NUMBER OF     7   SOLE VOTING POWER
   SHARES            0

BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY EACH        3,420,800

                9   SOLE DISPOSITIVE POWER
  REPORTING          0
   PERSON
    WITH       10   SHARED DISPOSITIVE POWER
                     3,420,800

     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                     3,420,800

     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)     [ ]
               EXCLUDES CERTAIN SHARES*

     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
               (11)
                     3.3%

     14        TYPE OF REPORTING PERSON*
                    PN

SCHEDULE 13D

CUSIP No.  219888104                                        Page 5 of 23 Pages

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Brahman Bull Fund, L.P.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A    (a) [x]
               GROUP*                                        (b) [ ]

      3        SEC USE ONLY

      4        SOURCE OF FUNDS*
                    WC

      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS      [ ]
               IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

      6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware

  NUMBER OF     7   SOLE VOTING POWER
   SHARES            0

BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY EACH        40,000
                9   SOLE DISPOSITIVE POWER
  REPORTING          0
   PERSON
    WITH       10   SHARED DISPOSITIVE POWER
                     40,000

     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                     40,000

     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)     [ ]
               EXCLUDES CERTAIN SHARES*

     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
               (11)
                     0.04%

     14        TYPE OF REPORTING PERSON*
                    PN

SCHEDULE 13D

CUSIP No.  219888104                                        Page 6 of 23 Pages

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Brahman Management, L.L.C.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A    (a) [x]
               GROUP*                                        (b) [ ]

      3        SEC USE ONLY

      4        SOURCE OF FUNDS*
                    AF

      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS      [ ]
               IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

      6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware

  NUMBER OF     7   SOLE VOTING POWER
   SHARES            0

BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY EACH        7,045,940
                9   SOLE DISPOSITIVE POWER
  REPORTING          0
   PERSON
    WITH       10   SHARED DISPOSITIVE POWER
                     7,045,940

     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                     7,045,940

     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)     [ ]
               EXCLUDES CERTAIN SHARES*

     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
               (11)
                     6.8%

     14        TYPE OF REPORTING PERSON*
                    OO;IA

SCHEDULE 13D

CUSIP No.  219888104                                        Page 7 of 23 Pages

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Brahman Capital Corp.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A    (a) [x]
               GROUP*                                        (b) [ ]

      3        SEC USE ONLY

      4        SOURCE OF FUNDS*
                    AF

      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS      [ ]
               IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

      6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware

  NUMBER OF     7   SOLE VOTING POWER
   SHARES            0

BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY EACH        3,607,800
                9   SOLE DISPOSITIVE POWER
  REPORTING          0
   PERSON
    WITH       10   SHARED DISPOSITIVE POWER
                     3,607,800

     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                     3,607,800

     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)     [ ]
               EXCLUDES CERTAIN SHARES*

     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
               (11)
                     3.5%

     14        TYPE OF REPORTING PERSON*
                    CO;IA

SCHEDULE 13D

CUSIP No.  219888104                                        Page 8 of 23 Pages

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Peter A. Hochfelder

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A    (a) [x]
               GROUP*                                        (b) [ ]

      3        SEC USE ONLY

      4        SOURCE OF FUNDS*
                    AF

      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS      [ ]
               IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

      6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    United States

  NUMBER OF     7   SOLE VOTING POWER
   SHARES            0

BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY EACH        7,232,940

                9   SOLE DISPOSITIVE POWER
  REPORTING          0
   PERSON
    WITH       10   SHARED DISPOSITIVE POWER
                     7,232,940

     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                     7,232,940

     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)     [ ]
               EXCLUDES CERTAIN SHARES*

     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
               (11)
                     6.9%

     14        TYPE OF REPORTING PERSON*
                    IN

SCHEDULE 13D

CUSIP No.  219888104                                        Page 9 of 23 Pages

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Robert J. Sobel

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A    (a) [x]
               GROUP*                                        (b) [ ]

      3        SEC USE ONLY

      4        SOURCE OF FUNDS*
                    AF

      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS      [ ]
               IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

      6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    United States

  NUMBER OF     7   SOLE VOTING POWER
   SHARES            0

BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY EACH        7,232,940

                9   SOLE DISPOSITIVE POWER
  REPORTING          0
   PERSON
    WITH       10   SHARED DISPOSITIVE POWER
                     7,232,940

     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                     7,232,940

     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)     [ ]
               EXCLUDES CERTAIN SHARES*

     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
               (11)
                     6.9%

     14        TYPE OF REPORTING PERSON*
                    IN

SCHEDULE 13D

CUSIP No.  219888104                                       Page 10 of 23 Pages

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Mitchell A. Kuflik

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A    (a) [x]
               GROUP*                                        (b) [ ]

      3        SEC USE ONLY

      4        SOURCE OF FUNDS*
                    AF

      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS      [ ]
               IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

      6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    United States

  NUMBER OF     7   SOLE VOTING POWER
   SHARES            0

BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY EACH        7,232,940

                9   SOLE DISPOSITIVE POWER
  REPORTING          0
   PERSON
    WITH       10   SHARED DISPOSITIVE POWER
                     7,232,940

     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                     7,232,940

     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)     [ ]
               EXCLUDES CERTAIN SHARES*

     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
               (11)
                     6.9%

     14        TYPE OF REPORTING PERSON*
                    IN

SCHEDULE 13D

CUSIP No.  219888104                                       Page 11 of 23 Pages

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Marlin Partners I, L.P.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A    (a) [x]
               GROUP*                                        (b) [ ]

      3        SEC USE ONLY

      4        SOURCE OF FUNDS*
                    WC

      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS      [ ]
               IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

      6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware

  NUMBER OF     7   SOLE VOTING POWER
   SHARES            0

BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY EACH        513,960

                9   SOLE DISPOSITIVE POWER
  REPORTING          0
   PERSON
    WITH       10   SHARED DISPOSITIVE POWER
                     513,960

     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                     513,960

     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)     [ ]
               EXCLUDES CERTAIN SHARES*

     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
               (11)
                     0.5%

     14        TYPE OF REPORTING PERSON*
                    PN

SCHEDULE 13D

CUSIP No.  219888104                                       Page 12 of 23 Pages

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Marlin Management, L.L.C.

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A    (a) [x]
               GROUP*                                        (b) [ ]

      3        SEC USE ONLY

      4        SOURCE OF FUNDS*
                    AF

      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS      [ ]
               IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

      6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware

  NUMBER OF     7   SOLE VOTING POWER
   SHARES            0

BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY EACH        513,960
                9   SOLE DISPOSITIVE POWER
  REPORTING          0
   PERSON
    WITH       10   SHARED DISPOSITIVE POWER
                     513,960

     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                     513,960

     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)     [ ]
               EXCLUDES CERTAIN SHARES*

     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
               (11)
                     0.5%

     14        TYPE OF REPORTING PERSON*
                    OO;IA

SCHEDULE 13D

CUSIP No.  219888104                                       Page 13 of 23 Pages

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Martin E. Franklin

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A    (a) [x]
               GROUP*                                        (b) [ ]

      3        SEC USE ONLY

      4        SOURCE OF FUNDS*
                    AF

      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS      [ ]
               IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

      6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    United Kingdom

  NUMBER OF     7   SOLE VOTING POWER
   SHARES            10,000

BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY EACH        513,960

                9   SOLE DISPOSITIVE POWER
  REPORTING          10,000
   PERSON
    WITH       10   SHARED DISPOSITIVE POWER
                     513,960

     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                     523,960

     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)     [ ]
               EXCLUDES CERTAIN SHARES*

     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
               (11)
                     0.5%

     14        TYPE OF REPORTING PERSON*
                    IN

SCHEDULE 13D

CUSIP No.  219888104                                       Page 14 of 23 Pages

      1        NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    Ian G.H. Ashken

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A    (a) [x]
               GROUP*                                        (b) [ ]

      3        SEC USE ONLY

      4        SOURCE OF FUNDS*
                    AF

      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS      [ ]
               IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

      6        CITIZENSHIP OR PLACE OF ORGANIZATION
                    United Kingdom

  NUMBER OF     7   SOLE VOTING POWER
   SHARES            0

BENEFICIALLY    8   SHARED VOTING POWER
OWNED BY EACH        513,960

                9   SOLE DISPOSITIVE POWER
  REPORTING          0
   PERSON
    WITH       10   SHARED DISPOSITIVE POWER
                     513,960

     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                     513,960

     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)     [ ]
               EXCLUDES CERTAIN SHARES*

     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
               (11)
                     0.5%

     14        TYPE OF REPORTING PERSON*
                    IN

                                                           Page 15 of 23 Pages

          The Schedule 13D initially filed on January 4, 1999, by the signatories hereto relating to the Common Stock, par value $0.0002 per share (the "Common Stock"), issued by Corporate Express Inc., a Colorado corporation (the "Company"), whose principal executive offices are at 1 Environmental Way, Broomfield, Colorado 80021, is hereby amended by this Amendment to the
Schedule 13D as follows:
Item 2.   Identity and Background.
------    -----------------------

          The first paragraph of Item 2(a) is hereby deleted and the following inserted in its place:
          (a) This statement is filed by (i) Brahman Partners II, L.P., a Delaware limited partnership ("Brahman II"), with respect to the shares of Common Stock owned by it, (iii) Brahman Institutional Partners, L.P. ("Brahman Institutional"), a Delaware limited partnership, with respect to the shares of Common Stock owned by it, (iv) BY Partners, L.P. ("BY Partners") a Delaware limited partnership, with respect to the shares of Common Stock owned by it;
(v) Brahman Bull Fund, L.P. ("Brahman Bull"), a Delaware limited partnership, with respect to shares of Common Stock owned by it; (vi) Brahman Management, L.L.C. ("Brahman Management"), a Delaware limited liability company and the sole general partner of each of Brahman II, BY Partners, Brahman Institutional and Brahman Bull (Brahman II, BY Partners, Brahman Institutional and Brahman Bull, collectively, the "Brahman Partnerships"), with respect to the shares of Common Stock owned by the Brahman Partnerships, (vii) Brahman Capital Corp., a Delaware corporation ("Brahman Capital"), with respect to the shares of Common


                                                           Page 16 of 23 Pages

Stock (A) held for BY Partners and (B) owned by Brahman Capital for its own account and (viii) Peter A. Hochfelder, Robert J. Sobel and Mitchell A. Kuflik, each a citizen of the United States, and together the executive officers and directors of Brahman Capital and the sole members of Brahman Management, with respect to shares of Common Stock subject to the control of Brahman Capital and Brahman Management. The foregoing individuals and entities are hereinafter referred to collectively as the "Brahman Reporting Persons."

Item 3.   Source and Amount of Funds or Other Consideration.
------    -------------------------------------------------

          Item 3 is hereby amended by inserting the following paragraph:
          Since the initial Schedule 13D filing, (i) Brahman Institutional purchased 191,340 shares of common Stock at a net investment cost of $1,144,316 (including commissions); (ii) Brahman Capital purchased 187,000 shares of Common Stock at a net investment cost of $851,041 (including commissions) for its own account, which amount includes the purchase of 500 call options representing 50,000 shares of Common Stock, exercisable at $5.00 per share on or before April 16, 1999, for a net investment cost of $80,003 (including commissions); and (iii) Marlin I purchased 13,960 shares of Common stock at a net investment cost of $82,504 (including commissions).

                                                         Page 17 of 23 Pages

Item 5.   Interest in Securities of the Issuer.
------    -------------------------------------

          Item 5(a) is hereby deleted and the following inserted in its place:
          (a) As of the close of business on January 19, 1999, (i) Brahman II owns beneficially 771,400 shares of Common Stock, constituting approximately 0.7% of the shares outstanding; (ii) Brahman Institutional owns beneficially 2,813,740 shares of Common Stock, constituting approximately 2.7% of the shares outstanding; (iii) BY Partners owns beneficially 3,420,800 shares of Common Stock, constituting approximately 3.3% of the shares outstanding; (iv) Brahman Bull owns beneficially 40,000 shares of Common Stock, constituting approximately 0.04% of the shares outstanding; (v) Brahman Management owns beneficially 7,045,940 shares of Common Stock, constituting approximately 6.8% of the shares outstanding (such amounts are inclusive of the amounts reported by Brahman II, BY Partners, Brahman Institutional and Brahman Bull pursuant to clauses (i)-(iv) herein); (vi) Brahman Capital owns beneficially 3,607,800 shares of Common Stock, constituting approximately 3.5% of the shares outstanding (such amount is inclusive of (A) the shares held by BY Partners, (B) the 137,000 shares held by Brahman Capital for its own account and (C) the 50,000 shares which may be purchased by Brahman Capital through exercise of the 500 call options on or before April 16, 1999); (vii) each of Messrs. Hochfelder, Sobel and Kuflik own beneficially 7,232,940 shares of Common Stock, constituting approximately 6.9% of the shares outstanding; (viii) Marlin I owns beneficially 513,960 shares of Common Stock, constituting approximately 0.5% of the shares outstanding; (ix) Marlin Management owns beneficially 513,960 shares of Common Stock, constituting approximately 0.5% of the shares outstanding (such amount representing the shares held by Marlin


                                                         Page 18 of 23 Pages
I); (x) Mr. Ashken owns beneficially 513,960 shares of Common Stock, constituting approximately 0.5% of the shares outstanding; and (xi) Mr. Franklin owns beneficially 523,960 shares of Common Stock, constituting approximately 0.5% of the shares outstanding. Brahman Management and Messrs. Hochfelder, Sobel and Kuflik own directly no shares of Common Stock. Marlin Management and Mr. Ashken own directly no shares of Common Stock. By reason of the provisions of Rule 13d-5(b)(1) under the Act, the Reporting Persons comprising the foregoing group may be deemed to own 7,746,900 shares, constituting approximately 7.4% of the shares outstanding. The percentages used herein are calculated based upon the 104,102,311 shares of Common Stock which the Company has reported to be outstanding as of December 4, 1998 in its most recent filing with the SEC on Form 10-Q for the quarter ended October 31, 1998.
          Item 5(c) is hereby deleted and the following inserted in its place:

          (c) The trading dates, number of shares purchased or sold and price per share (excluding commissions) for all transactions by the Reporting Persons since the date of the initial Schedule 13D filing are set forth in Schedule A hereto. All such transactions were open market transactions and were effected on the New York Stock Exchange. No other transactions were effected by any of the persons named in response to Item 5(a) above during such period.

                                                          Page 19 of 23 Pages

                                SIGNATURES
                                ----------

          After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.
Dated:  January 20, 1999
                                    BRAHMAN PARTNERS II, L.P.

                                    By:  BRAHMAN MANAGEMENT, L.L.C.


                                    By:/s/ Peter A. Hochfelder
                                       ---------------------------------------
                                       Name:  Peter A. Hochfelder
                                       Title:  Managing Member


                                    BRAHMAN INSTITUTIONAL PARTNERS, L.P.

                                    By:  BRAHMAN MANAGEMENT, L.L.C.


                                    By:/s/ Peter A. Hochfelder
                                       ---------------------------------------
                                       Name:  Peter A. Hochfelder
                                       Title:  Managing Member


                                    BY PARTNERS, L.P.

                                    By:  BRAHMAN MANAGEMENT, L.L.C.


                                    By:/s/ Peter A. Hochfelder
                                       ---------------------------------------
                                       Name:  Peter A. Hochfelder
                                       Title:  Managing Member


                                    BRAHMAN MANAGEMENT, L.L.C.


                                    By:/s/ Peter A. Hochfelder
                                       ---------------------------------------
                                       Name:  Peter A. Hochfelder
                                       Title:  Managing Member

                                                           Page 20 of 23 Pages

                                    BRAHMAN CAPITAL CORP.


                                    By:/s/ Peter A. Hochfelder
                                       ---------------------------------------
                                       Name:  Peter A. Hochfelder
                                       Title:  President

                                    /s/ Peter A. Hochfelder
                                    ------------------------------------------
                                          Peter A. Hochfelder

                                    /s/ Robert J. Sobel
                                    ------------------------------------------
                                          Robert J. Sobel

                                    /s/ Mitchell A. Kuflik
                                    ------------------------------------------
                                          Mitchell A. Kuflik


                                    MARLIN PARTNERS I, L.P.

                                    By:  MARLIN MANAGEMENT, L.L.C.

                                    By:/s/ Martin E. Franklin
                                       ---------------------------------------
                                       Name:  Martin E. Franklin
                                       Title:  Authorized Signatory

                                    MARLIN MANAGEMENT, L.L.C.

                                    By:/s/ Martin E. Franklin
                                    ------------------------------------------
                                       Name:  Martin E. Franklin
                                       Title:  Authorized Signatory

                                    /s/ Martin E. Franklin
                                    ------------------------------------------
                                          Martin E. Franklin

                                    /s/ Ian G.H. Ashken
                                    ------------------------------------------
                                          Ian G.H. Ashken

                                                          Page 21 of 23 Pages

                                  Schedule A

                      Brahman Institutional Partners, L.P.

                       Transactions in the Common Stock


Date of                 Number of                         Price Per Share
Transaction             Shares Purchased (or sold)     (excluding commissions)
------------------------------------------------------------------------------
1-08-99                          1,000                         $6.063
1-13-99                        114,600                          5.751
1-15-99                         69,900                          6.141
1-19-99                          6,340                          6.063

                                                          Page 22 of 23 Pages

                                  Schedule A

                               Brahman Capital Corp.

                       Transactions in the Common Stock


Date of                 Number of                         Price Per Share
Transaction             Shares Purchased (or sold)     (excluding commissions)
------------------------------------------------------------------------------
1-04-99                         92,500                         $5.508
1-05-99                         10,000                          5.546
1-07-99                          2,000                          5.945
1-12-99                         27,500                          5.981
1-14-99                          5,000                          5.940

1-04-99                         50,000                         $1.60 premium
                                                                     per call
                      (500 April 1999 $5.00 calls)

                                                          Page 23 of 23 Pages

                                  Schedule A

                               Marlin Partners I, L.P.

                       Transactions in the Common Stock


Date of                 Number of                         Price Per Share
Transaction             Shares Purchased (or sold)     (excluding commissions)
------------------------------------------------------------------------------
1-13-99                          8,400                         $5.751
1-15-99                          5,100                          6.141
1-19-99                            460                          6.063